Exhibit 12.1 - Statement of Computation of Ratios


                                     2001              2000               1999             1998           1997
                                     ----              ----               ----             ----           ----

Earnings:
Income (loss) from
 continuing operations
 before income taxes                $  104,266       ($4,701,285)      ($1,886,399)     ($4,402,014)    ($3,929,390)

Add:
Fixed charges as
 calculated below                      114,852         1,311,373                 0                0              0
                                    ----------       ------------      ------------     ------------     -----------
Adjusted income (loss)              $  219,118       ($3,389,912)      ($1,886,399)     ($4,402,014)    ($3,929,390)


Fixed charges:
Interest on indebtedness                35,137           117,039                 0                0              0
Amortization of debt
 discount                               79,695         1,194,334                 0                0              0
                                    ----------       ------------      ------------     ------------     -----------
Fixed charges, for
 computation purposes                  114,852         1,311,373                 0                0              0
                                    ----------       ------------      ------------     ------------     -----------
Ratio of earnings
 (Deficiency) to
 fixed charges                            1.91             (2.59)             N/A               N/A            N/A
                                    ==========       ============      ============     =============    ===========
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For the year ended June 30, 2000, earnings were inadequate to cover fixed charges. The earnings deficiency was $3,389,912.





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